Exhibit 10.e

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Cannon Freight System, Inc., a Michigan corporation, (the “Company”), with the guaranty of High Point Transport, Inc., a Florida corporation, and Anthony Vallone, Sr. (“Employee”) effective as  of October 25, 2007 or the actual date Employee first reports for work (“Start Date”).

RECITAL

The Company desires to continue to employ Employee, and Employee is willing to continue his employment by the Company, in each case on the terms and subject to the conditions set forth in this Agreement.  The parties agree that any and every preexisting agreement, understanding and arrangement with respect to Employee’s employment and benefits (not including accrued and unpaid compensation and retirement benefits, if any) between the Company and the Employee is cancelled and terminated and replaced by this agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      Position and Duties.

1.1    During the term of this Agreement, Employee agrees to be employed by and to serve the Company on a full-time basis as President and Chief Operating Officer, and to perform such duties consistent with such position, or as may be assigned to him from time to time by the Board of Directors. Employee’s principal place of business with respect to his services to the Company shall be Harrison Township, Michigan. All travel expenses of Employee shall be reimbursed in accordance with Section 3.4(c), below.

1.2           Employee shall carry out his duties under the general supervision and direction of the Board of Directors of the Company in accordance with the Company’s policies, rules and procedures in force from time to time.

1.3    Employee shall devote his full time, attention, skill and efforts to his tasks and duties hereunder and to the affairs of the Company.  Without the prior written consent of the Company based on approval by the board of directors, Employee shall not provide services for compensation to any other person or business entity during the Term of his employment by the Company, as defined in paragraph 2.1, or engage in any other business activity (not including any passive investment activities), whether or not such other business activity is pursued for profit or pecuniary advantage.

2.      Term of Employment.

2.1    Basic Term.  The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through three (3) calendar years after the Start Date (the “Expiration Date”), unless earlier terminated in accordance with Article 2 or extended pursuant to the following sentence.  Unless written notice is given by the Company or Employee to the other at

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least ninety (90) days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 2.1) advising that the one giving such notice does not desire to extend this Agreement, the Term shall automatically be extended for additional one-year periods without further action of either the Company or Employee.

2.2    Termination for Cause Only.  Employee may be terminated for cause only.  Termination for Cause (as defined in Section 2.7(a), below) may be effected by the Company at any time during the Term of this Agreement and shall be effected by written notification to Employee from the Chairman of the Board of Directors or his designee, stating the reason for termination.  Such termination shall be effective immediately upon the giving of such notice (subject to the terms set forth in Section 2.7(a) below), unless the Board of Directors shall otherwise determine.  Upon Termination for Cause, Employee shall be paid all accrued salary, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination, all to the date of termination, but Employee shall not be entitled to any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.3    Voluntary Termination.  In the event of a Voluntary Termination (as defined in Section 2.7(b), below), the Company shall pay to Employee all accrued salary, bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. Employee may affect a Voluntary Termination by giving sixty (60) days’ written notice of such termination to the Company.

2.4     Termination by Death.  In the event of Employee’s death during the Term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may from time to time designate, all accrued salary, bonus to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee’s estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation.

2.5    Termination by Reason of Disability.  If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of five consecutive months or 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effective on the seventh (7th) day following the giving of such notice (“Termination by Reason of Disability”).  In such event, the Company will pay to Employee all accrued salary, bonus to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of

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Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation required under Section 4.1, but Employee shall not be paid any other compensation or reimbursement of any kind.  In the event of a Termination by Reason of Disability, upon the termination of the disability, the Company will use its best efforts to reemploy Employee, provided that such reemployment need not be in the same capacity or at the same salary or benefits level as in effect prior to the Termination by Reason of Disability.

2.6    Employee’s Obligation Upon Termination. Upon the Termination of Employee’s employment for any reason, Employee shall within ten (10) days of such termination return to the Company all personal property and proprietary information in Employee’s possession belonging to the Company.  Unless and until all such property and information is returned to the Company (which shall be determined by the Company’s standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder.

2.7    Definitions.  For purposes of this Agreement the following terms shall have the following meanings.

(a)    “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i)    Employee’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to, or breach of fiduciary duty to, the Company;

(ii)    Employee’s material breach of this Agreement, or any other agreement to which Employee and the Company are parties, provided that in the event of a claimed material breach, notice shall be given in writing by Company to the Employee of the circumstances alleged to constitute a material breach and Employee shall have a period of thirty (30) days to cure whatever condition or circumstance which would otherwise constitute a material breach and, provided further that, no notice shall be required with respect to the third material breach of the same nature within a period of six months;

(iii)    Employee’s use or possession of illegal drugs at any time, use of alcoholic beverages during working hours or on Company property except when specifically allowed by a Company sponsored function, improper use of prescription drugs during working hours or on Company property or Employee reporting to work under the influence of illegal drugs or alcohol;

(iv)    Conduct by Employee, whether or not in connection with the performance of the duties contemplated hereunder, that would result in serious prejudice to the interests of the Company if Employee were to continue to be employed, including, without limitation, the conviction of a felony or a good faith determination by the Board of Directors that Employee has committed acts involving moral turpitude;

(v)    Any material violation of any rule, regulation or policy of the Company by Employee or Employee’s failure to follow reasonable instructions or directions of the Board of Directors of the Company (as it relates to the Employee’s written job description) or any policy, rule or procedure

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of the Company in force from time to time, provided that in the event of a claimed material breach, notice shall be given in writing by Company to the Employee of the circumstances alleged to constitute a material breach and Employee shall have a period of thirty (30) days to cure whatever condition or circumstance which would otherwise constitute a material breach and, provided further that, no notice shall be required with respect to the third material breach of the same nature within a period of six months.  All Company policies, rules, regulations and procedures currently in force must be provided to Employee in writing before execution of this Agreement.  Any changes to Company policies, rules and procedures must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

 (b)    “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Termination by Reason of Disability and (ii) Termination by reason of Employee’s Death.

3.       Salary, Benefits and Bonus Compensation.

3.1    Base Salary.  As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee a “Base Salary “at the rate of $ 225,000 (U S Dollars) per year payable in accordance with the Company’s regular payroll practices. On the  anniversary date of this Agreement each year, an increase of at least 10% in the “Base Pay” rate will occur. Such rate and Employee’s performance shall be reviewed by the Company’s Board of Directors on an annual basis, commencing Starting Date, for a determination of whether other adjustment(s) in Employee’s Base Salary should be made, which adjustment shall be in sole discretion of the Company’s Board of Directors.   In no event shall Employee’s Base Pay be decreased.

3.2    Performance Bonus.  Employee shall be paid a performance bonus upon the occurrence of certain earned annual gross revenues by the Company (“Gross Revenue”) according to the following terms:

(a)    Employee shall receive $75,000 if the Company achieves Revenue From Operations (“RFO”) of $50 million, and an additional $75,000 for every $15 million increment thereafter (e.g., $65 million, $80 million, etc.).

(b)    Any bonus paid pursuant to this section shall be paid upon only the first achievement of initial RFO amount and increments thereto identified in 3.2(a).

(c)    The RFO from audited financial statements of the most recent fiscal year prior to acquisition (as of the date of acquisition) of any businesses or entities acquired pursuant to Section 3.3 below shall not be calculated in the Gross Revenue figure used for this section.  However, amounts over the RFO shall be included in the calculation of Employee’s bonus pursuant to Section 3.2(a).  If any acquired business or entity ceases its affiliation with the Company in any way, its RFO shall be removed from the calculation of Employee’s bonus pursuant to this section.

(d)    The RFO of the Company shall be audited gross revenues beginning for the 2008 fiscal

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year and shall be done on a consolidated basis for the Company and all of its acquired companies, subsidiaries and affiliates.

(e)     The performance bonus shall be payable in cash, common stock, or any combination of both, at the sole election of Employee.  If the Employee elects a stock distribution, the stock shall be issued not later than forty-five days following the filing of the Company’s annual report on Form 10-KSB.

(f)    Upon the occasion that the RFO of the Company exceeds $200 million, the Parties agree to attempt to renegotiate this Agreement.  During the pendency of the renegotiation, or if agreement cannot be reached as a result of the renegotiation, the terms of this Agreement shall remain in force and effect; provided, however, that the incremental amount specified in 3.2(a) shall increase to $20 million for RFO exceeding $200 million (e.g. $220 million, $240 million, etc.).

3.3    Acquisition Bonus.  Notwithstanding the terms set forth in Section 3.2 above, Employee shall be paid an acquisition bonus of $75,000 for each $15 million of RFO of any company acquired directly or indirectly by the Company, its parents, or subsidiaries, the acquisition of which is identified and substantially negotiated by the Employee, provided that neither the Company nor the acquired company are obligated to pay brokerage fees to a third party.  By way of illustration, if Employee identifies a business which the Company or its affiliate acquires (by way of stock or asset acquisition) that earned $45 million RFO, Employee shall be entitled to an acquisition bonus of $225,000.  The bonus shall be paid within thirty days following the closing of such acquisition.

3.4    Additional Benefits.  During the Term of this Agreement, Employee shall be included in all group insurance plans and other benefit plans and programs made available to management employees of the Company.  In addition to said benefits, Employee shall be entitled to the following fringe benefits:

(a)    Automobile Allowance. Company shall provide Employee with an automobile allowance during the term of this Agreement in the amount of $1,000 per month.  In addition to said allowance, Company shall also reimburse Employee for gas and automobile insurance.

(b)    Disability Insurance. Company shall continue to provide Employee the MetLife Disability Income Insurance Policy currently in place, or any other equivalent policy that the Employee shall elect.

(c    Life Insurance. Company shall continue to provide Employee with an expense allowance of equal premium obligation under that certain life insurance policy with Lincoln Financial Group, Policy No. 506039097, or any other equivalent policy that the Employee shall elect.

(d)    Vacation. Employee is entitled to take five (5) weeks paid vacation annually, as measured from the Starting Date.  Employee shall be entitled to an additional one (1) week of vacation upon each anniversary as measured from the Starting Date, but shall accrue no more than eight (8) weeks of paid vacation per year.  Vacation time banked and unused may be rolled over to subsequent years or paid out in cash, at the sole election of Employee.

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(e)    Reimbursement for Expenses. The Company shall reimburse Employee for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect from time to time. Company’s reimbursement policy currently in force must be provided to Employee in writing before execution of this Agreement.  Any changes to Company’s policy must be provided to Employee in writing thirty (30) days prior to the changes becoming effective.

4.      Severance Compensation.

4.1    Payment. Following a Termination by Reason of Disability, Employee shall be entitled to severance compensation equal to the Base Salary remaining under the term of this Agreement at the time of said termination.  The severance compensation will be paid in accordance with the Company’s customary payroll practices. The Company may, in the Company’s sole discretion, if Employee so requests within thirty (30) days following a Termination by Reason of Disability, elect to pay to Employee a lump sum severance payment by bank cashier’s check equal to the present value based on a factor of five percent (5%) of the flow of cash payments that would otherwise be paid to Employee pursuant to this Agreement.

4.2    No Severance Compensation Under Other Termination.  In the event of a Voluntary Termination, Termination for Cause, or Termination by reason of Employee’s Death, neither Employee nor his estate shall be paid any severance compensation.

5.      Restrictive Covenants.

5.1     Agreement Not to Compete. Employee shall not enter into or engage for a period beginning on the date of this agreement and ending one year after the termination of Employee’s employment with Company, in any business in competition with Company and any subsidiary of the Company (defined as “the transportation of general commodity goods and automotive parts in the Midwestern part of the United States, or that business which may be conducted in the future under Employee’s management,” or “the Protected Business”), either as an individual on his own account, or as a partner, joint venturer, employee, agent, or consultant for any person, or as a director, officer, or stockholder (other than as a passive investor) of a corporation or other enterprise, or otherwise, in the territory served by such business.  The parties acknowledge that even thought eh Employee has been engaged as the owner and employee of Company, Employee acknowledges that he believes he will be able to engage in a livelihood apart from the activities which are prohibited by this covenant during the specified period, and that the value and expected value of the consideration given for this covenant is sufficient compensation for this agreement.

5.2    Non-solicitation. From a period one year after the termination of Employee’s employment with the Company, Employee shall not, without the Company’s prior written consent, directly or indirectly, (a) call on any person or entity who, at the time of Employee’s employment, is a customer of the Company or any subsidiary of the Company, with respect to the purchase of any goods or services which are, at the time, being offered by the Company or any subsidiary of the Company, or which are under development by the Company or any subsidiary of the Company at the time of Employee’s employment, (b) solicit or induce or attempt to solicit or induce any

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customer of the Company or any subsidiary of the Company to reduce, or take any action which would reduce, its business with the Company or any subsidiary of the Company, (c) solicit or attempt to solicit any employees of the Company or any subsidiary of the Company to leave the employ of the Company or any subsidiary of the Company, or (d) hire any employees or former employees of the Company or any subsidiary of the Company, or cause any entity with which Employee is affiliated or in which Employee owns an equity interest to hire any such employees or former employees except as specifically defined in this Agreement.  As used herein, the term “former employee” means a person who has been an employee of the Company or any subsidiary of the Company within the twelve-month period prior to the date of termination.

5.3    Enforcement.  It is agreed by the parties that the covenants contained in this Article 5 may be enforced against Employee by injunction, without requirement imposed by the court for posting bond which Employee specifically and knowingly waives, as well as by all other legal remedies available to the Company.  It is agreed by the parties that if any portion of the covenants contained in this Article 5 are held to be unreasonable, arbitrary, or against public policy, the covenant shall be considered divisible both as to time and geographical area so that a lesser period or geographical area shall remain effective so long as the court determines the same is not unreasonable, arbitrary, or against public policy.  In the event the Company permanently cease conducting the Protected Business, Employee shall be released from this covenant.

5.4    Liquidated Damages.  it is agreed by the parties that in the event of breach by Employee of the covenants contained in this Article 5, that as liquidated damages, the Company shall be entitled to recover from Employee, at the Company’s election, either (i) $25,000, or (ii) its actual damages.

5.5    Preservation of Business.  During the period of this Agreement, Employee will not engage in any conduct, nor encourage others to engage in any conduct detrimental to the business of the Company, and shall not commit any act, or in any way assist others to commit any act which will injury such business, and will not divulge any confidential information or make available to any others any documents, files or other papers concerning the business or financial performance of the business of the Company.

6.       Miscellaneous.

6.1    Waiver.  The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2    Entire Agreement; Modifications.  This Agreement represents the entire understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral with respect to the subject matter hereof including without limitation, any understandings, agreements or obligations respecting any past or future compensation, bonuses, reimbursements or other payments to Employee from the Company.  All modifications to this Agreement must be in writing and signed by both parties hereto.

6.3    Notices.  All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall

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be deemed to have been duly given three (3) days after mailing to the respective persons named below:

If to the Company:                                 Cannon Freight System, Inc.
25325 Henry B. Joy Blvd.
Harrison Township, Michigan 48045
Copy of notice to
Company sent to:                                  High Point Transport, Inc.
23730 County Rd. 675
Myakka City, Florida 34251
Attn: Paul Henley CEO

If to Employee:                                       Anthony Vallone, Sr.
39050 Parkway Circle
Harrison Township, Michigan 48045

Any party may change such party’s address for notices by notice duly given pursuant to this Section.

6.4     Headings.  The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement.

6.5     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

6.6     Severability.  Should a court or other body of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, and all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

6.7    Benefits of Agreement.  The provisions of this Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate of the Company) or by Employee.

6.8    Counterparts.  This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.

6.9    Withholdings.  All compensation and benefits to Employee hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

6.10    Remedies.  All rights and remedies of the Company hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.  In the event of a breach of this Agreement, the non-breaching party shall be entitled to all costs and actual attorney fees incurred as a result of the breach.

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6.11    Interpretation Review.  Counsel in the negotiation and execution of this Agreement has represented both parties to this Agreement, and no inference shall be drawn against the drafting party.  Employee acknowledges that he has in fact reviewed and discussed this Agreement with his counsel and that he understands and assents to the terms hereof.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

Company:	Employee:
Cannon Freight System, Inc.

By: /s/ Paul A. Henley	/s/ Anthony Vallone, Sr.
Paul A. Henley	Anthony Vallone, Sr.
Its: Chief Executive Officer

This Agreement, and the covenants, representations, and provisions contained herein are GUARANTEED by:

High Point Transport, Inc.,
a Florida corporation

By: /s/ Paul A. Henley
Paul A. Henley
Its: President

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